EXHIBIT 10.5

VALARIS EXECUTIVE SEVERANCE PLAN

(As Amended and Restated as of April 30, 2021)

INTRODUCTION

The purpose of this Valaris Executive Severance Plan is to enable the Employer to offer certain payments and benefits to Eligible Individuals if their employment with the Employer is terminated by the Employer without Cause (and not on account of death or Disability). The Valaris Executive Severance Plan was originally adopted on November 10, 2019 and is hereby amended and restated effective April 30, 2021.

Article I
DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article I.

Section 1.1     “Accrued Obligations” means (i) all earned but unpaid Base Pay through the date of termination prorated for any partial period of employment, payable in accordance with customary payroll practices and the requirements of applicable law; (ii) any benefits to which such individual has a vested entitlement as of the date of termination, payable in accordance with the terms of any applicable benefit plan or as otherwise required by law; (iii) any accrued but unused vacation, payable in a lump sum with the individual’s final pay check or as otherwise required by law; and (iv) payment of any approved but not yet reimbursed business expenses incurred prior to the date of termination, payable in accordance with applicable policies of the Company and its Affiliates.

Section 1.2     “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

Section 1.3    “Base Pay” means a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records. Base Pay shall not include commissions, bonuses, overtime pay, incentive compensation, retention awards or benefits paid under any retirement plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation.

Section 1.4     “Board” means the Board of Directors of Valaris Limited, a Bermuda exempted company, or any successor thereto.

Section 1.5     “Cause” means any of the following: (a) the willful and continued failure of a Participant to perform substantially the Participant’s duties and obligations (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness), (b) gross misconduct by the Participant, (c) the willful and material breach by the Participant of any policies of the Company or its Affiliates or the Valaris Code of Conduct, or (d) the conviction of the Participant by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a crime punishable by imprisonment.

Section 1.6     “Change in Control” means the occurrence of any of the following events: (a) a change in the ownership of Valaris Limited, which occurs on the date that any one person, or more than one person acting in concert (as defined in the City Code on Takeovers and Mergers), acquires ownership of shares in the capital of Valaris Limited (the “Shares”) that, together with Shares held by such person or persons acting in concert, constitutes more than fifty percent (50%) of the total voting power of the Shares; or (b) the majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (c) a sale of all or substantially all of the assets of Valaris Limited; provided, however, a Change in Control of Valaris Limited shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial holders of the voting Shares immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (i) own all or substantially all of the assets of Valaris Limited as constituted immediately prior to such transaction or series of transactions, or (ii) are the ultimate parent with direct or indirect ownership of all of the voting Shares after such transaction or series of transactions. For further clarification, a “Change in Control” of Valaris plc shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions effected for the purpose of changing the place of incorporation or form of organization of Valaris Limited or the ultimate parent company of Valaris Limited and its subsidiaries. For avoidance of doubt, the neither the filing for Chapter 11 nor the effective date or implementation of a plan of reorganization (and the transactions contemplated thereby) will constitute a “Change in Control” for purposes of the Plan or any other compensation arrangement between the Company and a Participant.

Section 1.7     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with the regulations and other official guidance promulgated thereunder.

Section 1.8     “Code” means the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

Section 1.9     “Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

Section 1.10     “Company” means Ensco Incorporated, a Delaware corporation and any of its successors as provided in Article VI hereof.

Section 1.11     “Compensation Committee” means the Compensation Committee of the Board.

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Section 1.12    “Dependents” means the Participant’s spouse and other dependents covered under the Employer’s medical, dental and vision plans immediately before the Participant’s termination date.

Section 1.13     “Disability” shall occur upon the Participant becoming eligible for disability benefits under the Employer’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits or any comparable state-provided disability benefits for Participants located in non-United States jurisdictions.

Section 1.14    “Effective Date” means the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization, as such plan may be subsequently amended.

Section 1.15     “Eligible Individual” means an employee of the Employer employed in one of the positions specified on Appendix A-l or Appendix A-2, as applicable, or any other appendices as adopted and approved by the Committee from time to time, excluding any employee with an individual employment agreement or any other written agreement with the Employer, in either case, that provides for severance payments or benefits outside the context of a Change in Control. Eligible Individuals shall be limited to a select group or management or highly compensated employees of the Employer.

Section 1.16     “Employer” means the Company and its Affiliates. For purposes of determining the entity responsible for making payments hereunder to a Participant, “Employer” shall mean the legal entity on whose payroll records the Participant is listed.

Section 1.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended together with regulations and other official guidance promulgated thereunder.

Section 1.18    “Good Reason” means (a) a material reduction in the Participant’s base salary or a material reduction in the aggregate overall compensation opportunity available to the Participant, provided that the Board shall have the discretion to modify the Participant’s overall compensation package subject to the foregoing restrictions, (b) a material diminution in the Participant’s authority, duties or responsibilities, (c) a relocation of the Participant’s primary place of employment to a location that increases the Participant’s normal commute by more than thirty-five (35) miles (but excluding a relocation from or to the Houston, Texas metropolitan area or to or from the London Metropolitan area); (d) any other action or inaction that constitutes a material breach by the Company of its obligations under this Plan or any other agreement between the Company and the Participant; or (e) the Company’s failure to make an award under the MIP satisfactory to the Participant as of the Effective Date within one hundred and twenty (120) days after the Effective Date. In the case of the Participant’s allegation of Good Reason (other than pursuant to clause (c) above), (i) the Participant shall provide notice to the Board of the event alleged to constitute Good Reason within ninety (90) days (or, with respect to clause (e), thirty (30) days) of the occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to Good Reason to the Participant’s reasonable satisfaction, the Participant must terminate his employment with the Company within thirty (30) days following the end of the thirty (30) day cure period described in clause (ii) above in order for his termination to be considered a termination for Good Reason.

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Section 1.19     “Initial Participants” means the individuals listed on Appendix A-1 and Appendix A-2.

Section 1.20     “MIP” means the Valaris Limited 2021 Management Incentive Plan adopted by Valaris Limited as of the Effective Date for awards made to directors and employees of Valaris Limited and its subsidiaries.

Section 1.21     “Participant” means an Eligible Individual who is approved by the Compensation Committee (or an authorized delegate thereof) to participate in the Plan. An Eligible Individual shall become a Participant in the Plan as of the later of (i) the date he or she commences employment with the Employer, and (ii) the date he or she is approved by the Compensation Committee (or an authorized delegate thereof) to participate in the Plan. Notwithstanding the foregoing, the Initial Participants are Participants in the Plan as of the Effective Date, subject to their execution of a Participant Notice in substantially the same form as attached hereto as Appendix C.

Section 1.22    “Plan” means this Valaris Executive Severance Plan, as amended from time to time in accordance with the terms and conditions hereof.

Section 1.23     “Release” shall have the meaning set forth in Section 2.2 hereof.

Section 1.24    “Severance Benefits” means the severance payments and benefits specified for a Participant in Appendix A-l or Appendix A-2, as applicable, or any other appendices as adopted for any Participant by the Committee from time to time.

Section 1.25     “Target Bonus” means a Participant’s target bonus opportunity under the Ensco plc 2018 Cash Incentive Plan, as amended from time to time, or any other annual, quarterly, or similar cash incentive program maintained by the Employer excluding, for the avoidance of doubt, any plan, arrangement or agreement governing performance units, cash, long-term incentive awards, or retention awards. For the avoidance of doubt, the initial Target Bonus for the initial Participants will be the Target Bonus specified for any Participant in Appendix A-1 or Appendix A-2.

Article II
SEVERANCE BENEFITS

Section 2.1     Eligibility for Severance Benefits.

(a)    Qualifying Events. If a Participant’s employment is terminated by the Employer without Cause (excluding by reason of death or Disability) or, with respect to Initial Participants, by the Participant for Good Reason, then the Employer shall pay or provide the Participant with the Severance Benefits in accordance with Section 2.3 hereto, subject to the provisions of this Plan, including Section 2.2 hereof.

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(b)      Non-Qualifying Events. Unless otherwise provided by the Compensation Committee at the time of such a termination, a Participant shall not be entitled to the Severance Benefits if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant without Good Reason, (iii) on account of the Participant’s death or Disability, or (iv) for any reason other than as expressly specified in Section 2.1(a) hereof.

(c)       No Duty to Mitigate; Offset; Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Employer pursuant to the Plan and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. Except as set forth below, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. Notwithstanding the foregoing, to the extent that a Participant is entitled to severance payments or benefits from the Employer under any other severance policy, plan, program or agreement, including under applicable local legal requirements, the Ensco Incorporated Severance Plan (Shore-Based Employees), the Rowan Companies Plc Protection Plan, or any Change in Control Severance Agreement entered into with the Company or any of its Affiliates, each of the Severance Benefits payable under this Plan shall be reduced (but not below zero) by an amount equal to the comparable payments or benefits provided under such other policy, plan, program or agreement. In the event of the Participant’s breach of any provision hereunder, including, without limitation, Section 2.2 hereof or any provision of the Release, the Company shall be entitled to recover any payments previously made to the Participant hereunder (including the value of any equity awards accelerated, valued by reference to the fair market value of a share of applicable stock on the date of acceleration).

Section 2.2     Release Required. As a condition to receiving the Severance Benefits, the Participant must execute and not revoke a separation and release agreement in substantially the form attached hereto as Appendix B. with such changes thereto as the Company determines are appropriate to comply with local law or custom or any changes in legal requirements or best practices after the Effective Date (the “Release”). The Release must be executed and delivered to the Company within the period of time set forth therein.

Section 2.3     Plan Benefits.

(a)    Accrued Obligations. In the event of a Participant’s termination of employment for any reason, such Participant shall be entitled to receive the Accrued Obligations. Participation in all benefit plans of the Employer will terminate upon a Participant’s date of termination except as otherwise specifically provided in the applicable plan.

(b)    Severance Benefits. The Severance Benefits for a Participant shall be determined as set forth in Appendix A-1 or Appendix A-2 attached hereto, as applicable, or as set forth in any other applicable appendices as adopted by the Committee for such Participant from time to time.

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Article III
UNFUNDED PLAN

The Plan shall be “unfunded” and the Severance Benefits shall be paid out of the general assets of the Employer as and when the Severance Benefits become payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

Article IV
ADMINISTRATION OF THE PLAN

Section 4.1     The Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents related thereto in good faith, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) shall have the sole and absolute discretionary authority to:

(a)    take all actions and make all decisions (including factual decisions) with respect to the eligibility for and the amount of benefits payable under the Plan;

(b)    formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)    decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)     resolve and/or clarify in good faith any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

(e)      process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) with respect to any matter arising under the Plan shall be final and binding on the Employer, the Participant, any beneficiary, and all other parties affected thereby.

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Section 4.2     Subject to the limitations of applicable law, the Compensation Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution adopted by the Compensation Committee. Any such delegation shall not be effective until it is adopted by the Compensation Committee and accepted by the person(s) designated and may be rescinded at any time by written notice from the Compensation Committee to the person to whom the delegation is made. The Company’s Chief Executive Officer and Vice President, Human Resources are each hereby delegated the day-to-day authority to enter into Releases under the Plan and process the payment of benefits under the Plan.

Article V
AMENDMENT AND TERMINATION

The Board may amend, modify or terminate this Plan without notice at any time and for any reason, except as prohibited by law; provided, however, that (A) with respect to the Initial Participants, no such amendment may adversely affect an Initial Participant without such Initial Participant’s written consent; and (B) with respect to Participants other than the Initial Participants, no such modification or termination may (a) materially and adversely affect the benefits or protections provided hereunder to any Participant who has incurred a termination by the Employer without Cause (excluding by reason of death or Disability) prior to the date of such amendment, modification or termination, or (b) for a period of twelve (12) months following the consummation of a Change in Control, without a Participant’s written consent, (i) prevent that Participant from becoming eligible for Severance Benefits under the Plan, or (ii) reduce or alter to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant under the Plan (including, without limitation, imposing additional conditions on payment or changes to the time or form of payment).

Article VI
SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company.” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

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Article VII
MISCELLANEOUS

Section 7.1     Minors and Incompetents. If the Compensation Committee shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Compensation Committee to have incurred expense for such person otherwise entitled to Severance Benefits, in such manner and proportions as the Compensation Committee may determine in its sole discretion. Any such payment of Severance Benefits shall be a complete discharge of the liabilities of the Company, the Employer and the Compensation Committee under the Plan.

Section 7.2     Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee or in any other capacity or to interfere with the Employer’s right to discharge such Participant at any time for any reason whatsoever.

Section 7.3    Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which the Participant may be entitled under any retirement plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

Section 7.4     Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

Section 7.5     Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income, payroll, national insurance or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, to the extent permitted by applicable law, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Compensation Committee may prescribe.

Section 7.6     Legal Counsel. The Company shall reimburse an Initial Participant for any reasonable out-of-pocket expenses incurred in negotiating contractual arrangements pursuant to the Plan. In the event of any legal dispute, including arbitration, the Company shall reimburse the Participant for all reasonable costs and attorneys’ fees incurred in connection with any such action if the Initial Participant prevails on any material issue involved in such dispute.

Section 7.7     Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefit to be so subjected shall not be recognized.

Section 7.8     Governing Law. The Plan shall be governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof.

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Section 7.9     Code Section 409A. The provisions of this Section 7.9 shall only apply if and to the extent that the applicable Participant is subject to the provisions of Code Section 409A. The intent of the parties is that payments and benefits under this Plan comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Plan (or of any award of compensation, including equity compensation or benefits) would cause the Participant to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Participant, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2) (B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7.9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant, without interest, in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. Where payments under this Plan are to be made within a specified period after the Release becomes effective and irrevocable, and such period for the Participant’s consideration, execution and revocation of the Release spans two taxable years, payment shall be made in later taxable year.

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Section 7.10     Parachute Payment Limitations.

(a)      Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Benefits that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-l) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 and any applicable federal, state and local income and employment taxes). The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual. If reduced Payments are made to the Eligible Individual pursuant to this Section 7.10 and through error or otherwise those Payments exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.

(b)      The reduction of Payments, if applicable, shall be made by reducing, first, Severance Benefits to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Code Section 280G in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).

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Section 7.11     Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental severance arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company of any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its Affiliates; provided, that no payments or benefits under the Plan shall result in a duplication of payments or benefits provided under any severance plan or arrangement to which the Participant is eligible to participate or a party to. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

Section 7.12     Headings and Captions; Number. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan. Whenever used in the Plan, the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 7.13     Communications. All announcements, notices and other communications regarding the Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, Participants in the Plan may not rely on any representation or statement made by the Employer or any of its officers, directors, employees or agents, whether written or oral, regarding such Participants’ participation in the Plan and any rights hereunder.

Section 7.14     Notices. For purposes of this Plan, notices and all other communications provided for in this Plan or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed via United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

Valaris Limited

Ensco Incorporated c/o
Attn: General Counsel
5847 San Felipe, Suite 3300
Houston, TX 77057

and in the case of the Participant, to the Participant at the most recent address of the Participant that is set forth in the Company’s records.

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Section 7.15     Local Legal Requirements. The Company’s Chief Executive Officer and Vice President, Human Resources may create sub-plans that revise the terms of this Plan, including the Release attached hereto as Appendix B, as each such individual deems advisable or appropriate to conform to or comply with any applicable foreign or local legal requirements or customs. Such sub-plans shall be applied consistently to all similarly-situated Participants located in the effected jurisdiction and shall not have the effect of increasing the amount of any Severance Benefits payable or to be provided hereunder.

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EXHIBIT 10.6

Appendix A-1

Severance Benefits for Executive Vice Presidents

The initial Participant covered by this Appendix A-1 shall be Jonathan Baksht (EVP & CFO).

1.	Cash Severance.

If a Participant incurs a qualifying termination, an amount of cash, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release as required by Section 2.2 becomes effective and irrevocable, equal to 2.00 multiplied by the sum of (i) the Participant’s Base Pay (without regard to any reductions implemented without the Participant’s consent) plus (ii) the Participant’s annualized Target Bonus (as set forth below).

Participant	Target Bonus
Jonathan Baksht	$467,500 (85% of Base Salary)

2.	Bonus for Performance Period of Termination.

A cash amount, equal to the Participant’s Target Bonus for the performance period in which the termination occurs, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release required by Section 2.2 becomes effective and irrevocable; provided, however, that the foregoing shall not prevent the Participant from receiving any bonus relating to any performance period completed prior to termination.

3.	LTIP Awards.

(a)          Time-Based Awards. Any outstanding unvested time-based equity awards (including cash settleable awards) granted on or following the Effective Date held by the Participant as of the date of termination shall 100% accelerate and become exercisable or settle (as applicable) within 30 days following the date on which the Release as required by Section 2.2 becomes effective and irrevocable.

(b)           Performance-Based Awards. A pro-rated portion of any outstanding unvested performance-based equity awards (including cash settleable awards) granted on or following the Effective Date held by the Participant as of the date of termination shall vest based on actual performance over the applicable performance period, with such pro-rated portion determined based on the number of full months of the Participant’s continuous service during the performance period out of the number of full months in the performance period. Vesting and settlement of such pro-rated awards shall not be accelerated and such awards shall remain subject to achievement of applicable performance criteria.

Appendix A-1

Notwithstanding the foregoing, the provisions of this Section 3 of Appendix A-1 will not apply to a Participant’s awards under the MIP in the event the Participant resigns pursuant to clause (e) of the definition of Good Reason.

4.	Other Benefits.

(a)            Subject to the Participant’s timely election of continuation coverage under COBRA or other applicable law, the Employer shall maintain continued group health plan coverage following the Participant’s termination date under any of the Employer’s medical, dental and vision plans that covered the Participant immediately before the Participant’s termination date, for the Participant and his or her eligible Dependents, for a period of twelve (12) months following the Participant’s termination date. During this period, except to the extent provided otherwise by the American Rescue Plan Act of 2021, the Participant shall be responsible for paying any contributions toward the cost of such coverages at active employee rates and the Employer shall (either directly or through reimbursement) subsidize the difference between such rates and any applicable premiums, whether under COBRA or otherwise; provided, that if the continued coverage contemplated by this Section 4(a) would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Company will provide Participant with a cash payment equal to the employer-portion of any COBRA premiums, inclusive of any taxes thereon, for the remainder of the twelve (12) month period. Following such 12-month period, the Participant shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Employer’s obligation to provide subsidized continuation coverage under this Plan shall immediately terminate if the Participant becomes eligible for group medical coverage provided by another employer. The Participant shall give prompt notice to the Employer if he or she becomes eligible for group medical coverage offered by another employer during the 12-month period referenced in this section. In jurisdictions outside the United States, a health coverage benefit that is comparable to what is described in this Section 4(a) shall offered.

(b)            The Participant shall receive Company-provided outplacement services for up to twelve (12) months following the Participant’s termination of employment.

(c)            The Employer, at determined in its sole discretion in accordance with local customs, shall reimburse the Participant for any legal fees actually incurred by or on behalf of Participant in connection with the execution of the Release.

Appendix A-1

2

Appendix A-2

Severance Benefits for Senior Vice Presidents

The initial Participants covered by this Appendix A-2 shall be Gilles Luca (SVP & COO), Alan Quintero (SVP, Business Development), and Michael T. McGuinty (SVP, General Counsel and Secretary).

1.	Cash Severance.

If a Participant incurs a qualifying termination, an amount of cash, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release as required by Section 2.2 becomes effective and irrevocable, equal to the sum of (i) the Participant’s Base Pay (without regard to any reductions implemented without the Participant’s consent) plus (ii) the Participant’s annualized Target Bonus (as set forth below).

Participant	Target Bonus
Gilles Luca	$446,250 (85% of Base Salary)
Michael T. McGuinty	$408,000 (80% of Base Salary)
Alan Quintero	$368,000 (80% of Base Salary)

2.	Bonus for Performance Period of Termination.

A cash amount, equal to the Participant’s Target Bonus for the performance period in which the termination occurs, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release required by Section 2.2 becomes effective and irrevocable; provided, however, that the foregoing shall not prevent the Participant from receiving any bonus relating to any performance period completed prior to termination.

3.	LTIP Awards.

(d)            Time-Based Awards. Any outstanding unvested time-based equity awards (including cash settleable awards) granted on or following the Effective Date held by the Participant as of the date of termination shall 100% accelerate and become exercisable or settle (as applicable) within 30 days following the date on which the Release as required by Section 2.2 becomes effective and irrevocable.

(e)            Performance-Based Awards. A pro-rated portion of any outstanding unvested performance-based equity awards (including cash settleable awards) granted on or following the Effective Date held by the Participant as of the date of termination shall vest based on actual performance over the applicable performance period, with such pro-rated portion determined based on the number of full months of the Participant’s continuous service during the performance period out of the number of full months in the performance period. Vesting and settlement of such pro-rated awards shall not be accelerated and such awards shall remain subject to achievement of applicable performance criteria.

Appendix A-2

Notwithstanding the foregoing, the provisions of this Section 3 of Appendix A-2 will not apply to a Participant’s awards under the MIP in the event the Participant resigns pursuant to clause (e) of the definition of Good Reason.

4.	Other Benefits

(f)            Subject to the Participant’s timely election of continuation coverage under COBRA or other applicable law, the Employer shall maintain continued group health plan coverage following the Participant’s termination date under any of the Employer’s medical, dental and vision plans that covered the Participant immediately before the Participant’s termination date, for the Participant and his or her eligible Dependents, for a period of twelve (12) months following the Participant’s termination date. During this period, except to the extent provided otherwise by the American Rescue Plan Act of 2021, the Participant shall be responsible for paying any contributions toward the cost of such coverages at active employee rates and the Employer shall (either directly or through reimbursement) subsidize the difference between such rates and any applicable premiums, whether under COBRA or otherwise; provided, that if the continued coverage contemplated by this Section 4(a) would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Company will provide Executive with a cash payment equal to the employer-portion of any COBRA premiums, inclusive of any taxes thereon, for the remainder of the twelve (12) month period. Following such 12-month period, the Participant shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Employer’s obligation to provide subsidized continuation coverage under this Plan shall immediately terminate if the Participant becomes eligible for group medical coverage provided by another employer. The Participant shall give prompt notice to the Employer if he or she becomes eligible for group medical coverage offered by another employer during the 12-month period referenced in this section. In jurisdictions outside the United States, a health coverage benefit that is comparable to what is described in this Section 4(a) shall offered.

(g)            The Participant shall receive Company-provided outplacement services for up to twelve (12) months following the Participant’s termination of employment.

(h)            The Employer, at determined in its sole discretion in accordance with local customs, shall reimburse the Participant for any legal fees actually incurred by or on behalf of Participant in connection with the execution of the Release.

Appendix A-2

2

Appendix B

Form of Separation and Release Agreement

This Release Agreement (this “Release Agreement”) is entered into as of the date set forth below by and between [__________], an individual (“Employee”), and [__________] (the “Company”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the Valaris Executive Severance Plan (the “Severance Plan”).

WHEREAS, Employee has been employed by the Company as its [__________];

WHEREAS, Employee’s employment with the Company will terminate effective as of [__________] (the “Termination Date”);

WHEREAS, Employee is eligible to receive severance payments and benefits (the “Severance Benefits”) in accordance with and subject to the terms of the Severance Plan; and

WHEREAS, Employee’s receipt of the Severance Benefits is subject to Employee’s execution and non-revocation of a release of claims, and the Company and Employee desire to enter into this Release Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay the Severance Benefits (conditioned upon this Release Agreement), Employee and the Company agree as follows:

1.            Release. Employee, on behalf of herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of the Company’s obligations to him or her and covenants not to sue and fully releases and discharges the Company and each of its direct and indirect parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees.” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee or Employee’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Employee pursuant to or with respect to any of the following: (1) any right to indemnification that Employee may have pursuant to the Company’s Bylaws or the Company’s corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued group health plan coverage that Employee may have under COBRA; or (4) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

Appendix B

2.            Acknowledgment of Payment of Wages and Offset. Employee acknowledges that he or she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Release Agreement. The Severance Benefits shall, however, be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee and shall, to the extent permitted by applicable law, be reduced by the amount of any (i) severance pay or acceleration of benefits under any other agreement with, or plan, program, or policy of, the Company (if any) and (ii) other payments that the Company may otherwise be compelled to pay to Employee under applicable law (other than amounts owed for his or her regular and usual salary including, but not limited to, any bonus or other wages, and usual benefits through the Termination Date).

3.            ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release Agreement, Employee is waiving any and all rights or Claims that he or she may have arising under ADEA and the Older Worker Benefits Protection Act (“OWBPA”), which have arisen on or before the date of execution of this Release Agreement. Employee further expressly acknowledges and agrees that:

(A)            Employee is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

Appendix-B

(B)            Employee has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(C)            Employee was given a copy of this Release Agreement on [__________] and informed that he or she had [forty-five (45) / twenty-one (21)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [45 / 21]-day period, he or she should execute the Endorsement attached hereto;

(D)            Employee was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises his or her right of revocation, neither the Company nor Employee will have any obligations under this Release Agreement;

(E)            Nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or the OWBPA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.            No Transferred Claims. Employee warrants and represents that the Employee has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.            Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Appendix-B

6.             Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7.             Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

8.             Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

9.             Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

10.           Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Appendix-B

11.            Arbitration. Any disputes relating to this Release Agreement, including the arbitrability thereof, shall by mutual agreement be finally settled by binding arbitration in accordance with the Judicial Arbitration & Mediation Service, Inc. (“JAMS”) Comprehensive Arbitration Rules and Procedures or any successor provision thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute thirty (30) days after the giving of such notice may be submitted to JAMS arbitration conducted before a single neutral arbitrator in Houston, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a party who seeks equitable relief shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Houston, Texas. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Release Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Release Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted by this Release Agreement. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Release Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation. Each party will bear its own expenses and the fees of its own attorneys. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any dispute hereunder. Employee acknowledges that arbitration pursuant to this Release Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the ADEA, the OWBPA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act and all similar federal, state and local laws, and Employee hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

12.	Restrictive Covenants.

(A)            Each party acknowledges and agrees that Employee shall continue to be obligated to comply with the terms of any restrictive covenant, intellectual property, or confidentiality agreement that Employee executed in connection with Employee’s employment with the Company or its affiliates.

Appendix-B

(B)            Confidentiality. During the course of Employee’s employment with the Company, the Company has (1) disclosed or entrusted to Employee, and provided Employee with access to, Confidential Information (as defined below), (2) placed Employee in a position to develop business goodwill belonging to Valaris Limited (“Valaris”) and its affiliates, and (3) disclosed or entrusted to Employee business opportunities to be developed for Valaris and its affiliates. Valaris and its affiliates have also taken such actions on the date of this Release Agreement. Employee acknowledges that Confidential Information has been developed or acquired by Valaris and its affiliates through the expenditure of substantial time, effort and money and provides Valaris and its affiliates with an advantage over competitors who do not know or use the Confidential Information. Employee further acknowledges and agrees that the nature of the Confidential Information obtained during his or her employment would make it difficult, if not impossible, for Employee to perform in a similar capacity for a business competitive with Valaris and its affiliates without disclosing or utilizing Confidential Information. Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any Confidential Information, except to the extent necessary to carry out his or her duties on behalf of Valaris and its affiliates. Employee agrees to give to Valaris and its affiliates notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day of being informed that such disclosure is being, or will be, compelled. Such written notice shall include a description of the Confidential Information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure. For the avoidance of doubt, the provisions of this subsection shall not apply to (a) any disclosure or use authorized by Valaris or its affiliates or required by applicable law and (b) any information that is or becomes generally available to the public (other than as a result of Employee’s unauthorized disclosure). This confidentiality covenant shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or other post-employment covenant between Employee and Valaris and its affiliates.

As used herein, “Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of Valaris or any of its affiliates for the time being confidential to Valaris or its affiliates, and trade secrets including, without limitation, technical data and know-how relating to the business of Valaris or any of its affiliates or any of their respective business contacts, including in particular (by way of illustration only and without limitation): (i) information relating to the business of exploring, acquiring, developing, exploiting and disposing of oil and natural gas resources (regardless of when conceived, made, developed or acquired); (ii) information relating to the business or prospective business, current or projected plans or internal affairs of Valaris or any of its affiliates; (iii) information relating to the current or prospective marketing or sales of any products or services of Valaris or any of its affiliates, including non-public lists of customers' and suppliers' names, addresses and contacts; sales targets and statistics; market share and pricing information; marketing surveys; research and reports; non-public advertising and promotional material; strategies; and financial and sales data; (iv) information relating to any actual or prospective business strategies of Valaris or any of its affiliates; (v) information relating to any actual acquisitions, investments or corporate opportunities or prospective acquisition, investment targets or corporate opportunities; (vi) know-how, trade secrets, unpublished information relating to Valaris or any of its affiliates’ intellectual property and to the creation, production or supply of any products or services of Valaris or any of its affiliates; (vii) information to which Valaris or any of its affiliates owes an obligation of confidence to a third party (including, without limitation, customers, clients, suppliers, partners, joint venturers and professional advisors of Valaris or any of its affiliates); and (viii) other commercial, financial or technical information relating to the business or prospective business of Valaris or any of its affiliates, or to any past, current or prospective client, customer, supplier, licensee, officer or employee, agent of Valaris or any of its affiliates, or any member or person interested in the share capital or assets of Valaris or any of its affiliates, and any other person to whom Valaris or any of its affiliates may provide or from whom they may receive information (whether marked confidential or not).

Appendix-B

(C)            Non-Compete. In exchange for the Severance Benefits and the Company’s provision to Employee of Confidential Information and to protect the Company and its affiliates’ legitimate business interests, Employee hereby agrees that for a period of [twelve (12) / six (6)]1 months after the Termination Date (the “Restricted Period”), Employee will not, without the prior written consent of the Chief Executive Officer of Valaris pic, directly or indirectly, provide services to, or own any interest in, manage, operate, control, or participate in the ownership, management, operation or control of, any Direct Competitor (including as an employee or Consultant, other than as an employee of, or consultant to, the Company or its affiliates); provided, however, that notwithstanding the foregoing, Employee may own, directly or indirectly, solely as a passive investment, securities of any entity traded on a national securities exchange if Employee is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

(D)            Non-Solicitation. Employee hereby agrees that during the Restricted Period Employee will not, directly or indirectly, induce or attempt to induce, or cause or solicit any officer, manager, contractor or employee of the Company or its Affiliates to cease their relationship with the Company or its Affiliates or hire or engage any such officer, manager, contractor or employee of the Company or its Affiliates, or in any way materially interfere with the relationship between the Company and its Affiliates, on the one hand, and any such officer, manager, contractor or employee, on the other hand. Notwithstanding the foregoing, nothing in this Release Agreement shall prohibit Employee from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of the Company or its Affiliates so long as no persons who were at any time during the twelve (12) month period prior to the commencement of such solicitation, employees or consultants of the Company or its Affiliates are hired or otherwise engaged as a result of such general solicitations or search firm efforts. Employee hereby agrees that during the Restricted Period, he will not, directly or indirectly, induce, or attempt to induce, cause or solicit any customer, client or supplier of the Company or its Affiliates to reduce or cease doing business with the Company or its Affiliates, or in any way knowingly interfere with the relationship between any customer, client or supplier of the Company or its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand.

1 NTD: Confirm appropriate time period for each participant.

Appendix-B

(E)            Intellectual Property Assignment. Employee hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by Employee, solely or jointly with others, during the course of performing work for or on behalf of the Company or any of its Affiliates at any time during Employee’s period of employment with the Company, (ii) that Employee conceived, developed, discovered or made in whole or in part during Employee’s employment by the Company that relate to the business of the Company or its Affiliates or the actual or demonstrably anticipated research or development of the Company or its Affiliates, or (iii) that Employee conceives, develops, discovers or makes in whole or in part during or after Employee’s employment by the Company that are made through the use of any trade secrets of the Company or the use of the equipment, facilities, supplies, or time of the Company or its Affiliates (collectively, “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, Employee for any reason retains any right, title or interest in or relating to any Work Product, Employee agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time, Employee will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Release Agreement.

(F)            Company Documents and Property. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, computers, mobile phones, components, manuals, parts, keys, tools, and the like in Employee’s custody, possession or control that have been obtained by, prepared by, or provided to, Employee by the Company or any Affiliate in the course or scope of Employee’s employment with the Company (or any Affiliate) shall be the exclusive property of the Company (or such Affiliate, as applicable), shall not be copied and/or removed from the premises of the Company or any Affiliate, except in pursuit of the business of the Company or an Affiliate, and shall be delivered to the Company or an Affiliate, as applicable, without Employee retaining any copies or electronic versions, within one (1) day following the Termination Date or at any other time requested by the Company.

Appendix-B

(G)            No Disparaging Comments. Employee and the Company shall refrain from any criticisms or disparaging comments about each other or in any way relating to Employee’s employment or separation from employment with the Company; provided, however, that nothing in this Release Agreement shall apply to or restrict in any way the communication of information to any governmental law enforcement agency by either Party that is required by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties. Employee acknowledges that in executing this Release Agreement, he or she has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under any other state constitution which may be deemed to apply) and rights to disclose, communicate, or publish disparaging information or comments concerning or related to the Company; provided, however, nothing in this Release Agreement shall be deemed to prevent Employee from testifying fully and truthfully in response to a subpoena from any court or from responding to an investigative inquiry from any governmental agency. For all purposes of the obligations of Employee under this Section 12(G), the term “Company” refers to the Company and its Affiliates, and its and their directors, officers, employees, shareholders, investors, partners and agents.

(H)            Cooperation. Employee agrees to make himself or herself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, the transition of duties and any litigation or investigation arising from events that occurred during Employee’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including providing testimony and preparing to provide testimony if so requested by the Company.

(I)            Employee also agrees to keep confidential the terms of this Release Agreement. This provision does not prohibit Employee from providing this information on a confidential and privileged basis to his or her attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. Moreover, the parties have the right to disclose in confidence trade secrets to government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure all in accordance with 18 U.S.C. § 1833(b). Nothing in this Release Agreement shall restrict such disclosures.

13.            Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

14.            Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Employee acknowledges and agrees that he or she has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he or she has had ample opportunity to do so.

Appendix-B

15.            Entire Agreement. The Severance Plan and this Release Agreement set forth the entire agreement of the parties and fully supersede and replace any and all prior agreements, promises, representations, or understandings, written or oral, between the Employer and Employee that relate to the subject matter of the Severance Plan and this Release Agreement. This Release Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both parties.

Appendix-B

This Release Agreement may not be executed prior to the Termination Date. The undersigned has read and understands the consequences of this Release Agreement and voluntarily signs it. The undersigned declares under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED this _____ day of __________________, 20___, at ___________________.

“Employee”

[	]

ENDORSEMENT

I, [_______________], hereby acknowledge that I was given [45/21] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [45/21]-day period.

I declare under penalty of perjury under the laws of the United States and the State of Texas that the foregoing is true and correct.

EXECUTED this _____ day of __________________, 20___, at ___________________.

[	]

Appendix B

Appendix C

Form of Participation Notice

This Participant Notice (this “Agreement”) is entered into as of the date set forth below by and between [__________], an individual (“Employee”), and Ensco Incorporated (the “Company”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the Valaris Executive Severance Plan as amended and restated effective [●] (the “Severance Plan”).

[DATE]

[NAME]
[ADDRESS]

Dear [FIRST NAME]:

You acknowledge that you have been selected to participate in the Severance Plan.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan and this participation notice (this “Participation Notice”).

Legal Acknowledgments

By signing this Participation Notice, you hereby acknowledge and agree that:

•	As a condition to, and in consideration of, your right to participate in the Plan, you hereby expressly acknowledge and agree that neither the Company’s filing for bankruptcy nor the consummation of the plan of reorganization entered into by Valaris plc and its affiliates pursuant to Chapter 11 of the United States Bankruptcy Code (and the transactions contemplated thereby) will constitute a “change in control”, “change of control” or any similar term for purposes of any compensatory arrangements entered into by and between you and the Valaris Limited, Ensco Incorporated or any of their predecessors or affiliates, including but not limited to:

- Change in Control Severance Agreement between you and Valaris plc

- Ensco plc 2018 Cash Incentive Plan

- Ensco plc 2018 Long-Term Incentive Plan

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not timely returning this Participation Notice.

If you wish to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to Kristin Larsen at Kristin.Larsen@valaris.com so that it is received no later than [April 30, 2021]. This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Appendix C

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If you have any questions regarding this Participation Notice or the Plan, please direct those questions to Kristin Larsen at 713.430.4311.

Sincerely,

Dr. Thomas Burke

Agreed to and accepted:

[NAME]

Date

Appendix-C

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